NEWS RELEASE

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA 15212-5851
Phone: (412) 442-8200
Fax: (412) 442-8290

Contact: Steven F. Nicola, Chief Financial Officer

FOR IMMEDIATE RELEASE

MATTHEWS INTERNATIONAL DECLARES QUARTERLY DIVIDEND

PITTSBURGH, PA, JULY 19, 2018 - Matthews International Corporation (Nasdaq: MATW) announced that its Board of Directors declared, at its regularly scheduled meeting today, a dividend of $0.19 per share on the Company’s common stock. The dividend is payable August 13, 2018 to stockholders of record on July 30, 2018.

About Matthews International Corporation
Matthews International Corporation is a global provider of brand solutions, memorialization products and industrial technologies. The SGK Brand Solutions segment is a leader in providing brand development, deployment and delivery services that help build our clients’ brands and consumers’ desire for them. The Memorialization segment is a leading provider of memorialization products, including memorials, caskets and cremation equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. The Industrial Technologies segment designs, manufactures and distributes marking, coding and industrial automation technologies and solutions. The Company has approximately 11,000 employees in more than 25 countries on six continents that are committed to delivering the highest quality products and services.

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